Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and among
LOCAL.COM CORPORATION,
KRILLION, INC.,
THE STOCKHOLDERS OF KRILLION, INC.,
and
HUMMER WINBLAD VENTURE PARTNERS V, L.P., AS STOCKHOLDERS’ AGENT
Dated as of April 29, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

PAGE
8.12. Headings	36
8.13. Counterparts	36
8.14. Entire Agreement	36

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EXHIBITS
Exhibit A	—	Definitions

Exhibit B-1	—	Form of Employment Agreement

Exhibit B-2	—	Form of Transitional Payment Agreement

Exhibit C	—	Form of FIRPTA Certificate

Exhibit D	—	Form of Escrow Agreement

Exhibit E	—	Form of Proprietary Information and Inventions Assignment Agreement

Exhibit F	—	Form of Company Legal Opinion

SCHEDULES
Schedule 1-A	—	Company Stockholders

Schedule 1-B	—	Key Employees

Schedule 1.4(a)	—	Estimated Closing Balance Sheet

Schedule 1.5(b)	—	Final Conversion Schedule

Schedule 5.6	—	Company Fees and Expenses

i

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 29, 2011, is entered into by and among Local.com Corporation, a Delaware corporation (“Purchaser”), Krillion, Inc., a Delaware corporation (the “Company”), all of the stockholders of the Company, each of whom are listed on Schedule 1-A hereto (the “Company Stockholders”), and Hummer Winblad Venture Partners V, L.P., as stockholders’ agent (the “Stockholders’ Agent”). Capitalized terms used in this Agreement are defined on Exhibit A.
RECITALS
     WHEREAS, the Company Stockholders collectively own all of the issued and outstanding shares of the Company’s Common Stock and Preferred Stock (the “Shares”); and
     WHEREAS, the Company Stockholders desire to sell, and Purchaser desires to purchase (the “Share Purchase”), all of the Shares, all in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS
     1.1. Sale and Purchase of Shares. At the Closing, the Company Stockholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Company Stockholders, on the terms and subject to the conditions set forth in this Agreement.
     1.2. Closing. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Purchaser at 10:00 a.m. California time on the date hereof or on such other date, or at such other time or place, as shall be agreed to in writing by the parties hereto. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.
     1.3. Purchase Price. As consideration for the Shares, Purchaser agrees to pay to the Company Stockholders the purchase price, payable as follows:
          (a) As consideration for each share of the Company’s Common Stock, $0.0001 par value per share, issued and outstanding immediately prior to the Closing (the “Company Common Stock”), Purchaser agrees to pay to each holder thereof at the Closing and upon delivery by such holder of his, her or its Company Certificate(s) representing such shares of the Company Common Stock, a per share amount in cash equal to $0.0001 (the “Initial Common Amount Per Share”). The aggregate purchase price payable for all shares of Company Common Stock outstanding immediately prior to the Closing pursuant to this Section 1.3(a) is referred to herein as the “Common Stock Consideration”.

          (b) As consideration for each share of the Company’s Preferred Stock, $0.0001 par value per share, issued and outstanding immediately prior to the Closing (the “Company Preferred Stock”), Purchaser agrees to pay each holder thereof:
          (i) at the Closing and upon delivery by such holder of his, her or its Company Certificate(s) representing such shares of the Company Preferred Stock, a per share amount in cash equal to the quotient resulting from dividing (i) an amount equal to (A) $3,500,000 minus (B) the Common Stock Consideration minus (C) the Secured Notes Payment Amount minus (D) the Escrow Amount minus (E) the Company Fees and Expenses minus (F) all amounts due and owing under the Purchaser Promissory Note minus (G) the Negative Estimated Working Capital Adjustment, if any, and plus, (H) the Positive Estimated Working Capital Adjustment, if any, by (ii) the number of shares of Company Preferred Stock outstanding as of immediately prior to the Closing;
          (ii) such holder’s Proportionate Escrow Share of the Working Capital Adjustment Consideration (if any) at such time and subject to such terms and conditions as set forth in Section 1.4(e); and
          (iii) such holder’s Proportionate Escrow Share of the final amount, if any, released from the Escrow Fund pursuant to Article VII.
The aggregate purchase price payable for all shares of Company Preferred Stock outstanding immediately prior to the Closing pursuant to this Section 1.3(b) is referred to herein as the “Preferred Stock Consideration”.
          (c) At the Closing, Purchaser shall pay the full Secured Notes Payment Amount to the holders thereof subject to Section 6.2(g).
     1.4. Working Capital Adjustment.
          (a) Attached as Schedule 1.4(a) is the Company’s estimated balance sheet as of the close of business on the Closing Date prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (the “Estimated Closing Balance Sheet”). The Company’s estimate of its Working Capital (the “Estimated Working Capital Value”) shall be calculated based on the difference between the current assets and the current liabilities (excluding accrued vacation and PTO of employees and Company Fees and Expenses) of the Company as reflected on the Estimated Closing Balance Sheet. To the extent the Estimated Working Capital Value is less than $0, such difference shall be deemed to be the Negative Estimated Working Capital Adjustment. To the extent the Estimated Working Capital Value is greater than $0, such excess shall be deemed to be the Positive Estimated Working Capital Adjustment.
          (b) As soon as practicable (but in no case more than thirty (30) days) after the Closing Date, Purchaser shall prepare and provide to the Stockholders’ Agent an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”) that has been prepared in a manner consistent with the preparation of the Estimated Closing Balance Sheet, including preparation in accordance with GAAP consistently applied. The Stockholders’ Agent shall provide such assistance in the preparation of the Proposed Closing Balance Sheet as shall be reasonably requested by Purchaser. In connection with the delivery of the Proposed Closing Balance Sheet, Purchaser shall also deliver to the Stockholders’ Agent a worksheet which sets forth Purchaser’s revised calculation of the Working Capital as of the Closing Date (the “Proposed Working Capital Value”).

          (c) Following the Stockholders’ Agent receipt of the items set forth in Section 1.4(b) above, the Stockholders’ Agent shall notify Purchaser in writing within thirty (30) days if the Stockholders’ Agent disagrees with the adjustments resulting in the Proposed Working Capital Value, in which case the Stockholders’ Agent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the calculation of the Proposed Working Capital Value. If Purchaser has not received any such written notice from the Stockholders’ Agent within thirty (30) days after delivering the items set forth in Section 1.4(b), then the Stockholders’ Agent shall be deemed to have accepted the calculation of the Proposed Working Capital Value and such value shall be deemed the “Final Working Capital Value” for purposes of this Agreement.
          (d) If the parties are unable to reach an agreement on the Proposed Working Capital Value within thirty (30) days after delivery of notice of disagreement by Stockholders’ Agent, then Purchaser and the Stockholders’ Agent shall jointly engage a Designated Accounting Firm promptly to determine the amount of the Final Working Capital Value, which determination shall be final and binding on the parties. The fees, costs and expenses of the Designated Accounting Firm shall be paid by the non-prevailing party or in such other equitable allocation as may be determined in either case by the Designated Accounting Firm (and any fees incurred by the Stockholders’ Agent shall be deemed Agent Expenses hereunder).
          (e) Within ten (10) days after the determination of the Final Working Capital Value, (i) to the extent the Final Working Capital Value is greater than the Estimated Working Capital Value, Purchaser shall pay in cash to each Preferred Stockholder such Preferred Stockholder’s Proportionate Escrow Share of the amount by which the Final Working Capital Value exceeds the Estimated Working Capital Value (the “Working Capital Adjustment Consideration”), or (ii) to the extent the Final Working Capital Value is less than the Estimated Working Capital Value, the Escrow Agent shall pay to Purchaser from the Escrow Fund the amount by which the Estimated Working Capital Value exceeds the Final Working Capital Value, as the case may be.
     1.5. Surrender of Certificates.
          (a) Procedure. Concurrently herewith, the Company Stockholders are delivering to Purchaser share certificates representing the Shares, duly endorsed for transfer or accompanied by duly signed powers of attorney for transfers (each such certificate, a “Company Certificate”). Upon surrender of all Company Certificates held by a Company Stockholder to Purchaser or to such other agent or agents as may be appointed by Purchaser, the Company Certificates so surrendered shall forthwith be cancelled following the issuance to the Purchaser of new shares of Company Common Stock.
          (b) Conversion Schedule. Attached as Schedule 1.5(b) is a schedule (the “Final Conversion Schedule”) showing for each Company Stockholder as of the Closing: (i) the number and class of Shares held, (ii) a calculation of the amount payable to such Company Stockholder at the Closing pursuant to Section 1.3 and (iv) such Company Stockholder’s Proportionate Escrow Share of the Escrow Amount (assuming no claims for Losses pursuant to Article VII). An officer of the Company shall certify that the Final Conversion Schedule correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Conversion Schedule together with such certification to Purchaser at Closing.
     1.6. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to all of the outstanding shares of Company Capital Stock, the officers and directors of Purchaser and the Company are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
     1.7. Tax Withholding. Purchaser shall be entitled to deduct and withhold from the purchase price payable hereunder, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.
     1.8. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed on any Company Stockholder or other Person entitled to receive the purchase price pursuant to the terms of this Agreement shall be borne and paid by such Company Stockholder or Person.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Purchaser that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by the Company to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article II and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article II (unless and to the extent the relevance of such disclosure to other representations and warranties is readily apparent from the actual text of the disclosed exception, in which case such disclosure shall also be deemed to qualify such other representation(s) and warranty(ies)):
     2.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Company Contracts. The Company is duly qualified to do business and is in good standing in Delaware, California and in each other jurisdiction in which the assets owned or leased by the Company, or the operation of the Company’s business, makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     2.2. Certificate of Incorporation and Bylaws. The Company has delivered to Purchaser a true and correct copy of (i) the certificate of incorporation and bylaws or other charter documents, as applicable, of the Company, and all amendments thereto (the “Charter Documents”); (ii) the minute books containing all consents, actions and meetings of the Company Board (and any committees thereof) and Company Stockholders; and (iii) the stock transfer books of the Company setting forth all issuances or transfers of any of the Company’s capital stock. The Charter Documents are in full force and effect and the Company is not in violation of any provisions therein. The corporate minute books, stock registers and other corporate records of the Company that have been provided to Purchaser are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the Persons purported to have signed the same.

     2.3. Subsidiaries. The Company has no subsidiaries and does not own, of record or beneficially, or control (nor has it ever owned or controlled) any direct or indirect interest, or any right to acquire any such right (contingent or otherwise) in any corporation, partnership, joint venture, association or other entity.
     2.4. Capitalization.
          (a) The Company’s authorized capital stock consists of 25,777,800 shares of Common Stock, $0.0001 par value per share, 15,515,900 shares of Series A Preferred Stock, $0.0001 par value per share, and 15,515,900 shares of Series A-1 Preferred Stock, $0.0001 par value per share. As of immediately prior to the Closing, 7,462,700 shares of Common Stock, 15,431,313 shares of Series A Preferred Stock and no shares of Series A-1 Preferred Stock were issued and outstanding. The Shares constitute all of the outstanding shares of Company Capital Stock as of immediately prior to the Closing, and all of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Laws and any right of first refusal or similar right or limitation, including those in the Charter Documents. None of the Shares are subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. None of the Shares are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar agreement with the Company.
          (b) The Company has reserved 4,569,181 shares of Common Stock for issuance under the Company’s 2006 Stock Plan (the “Company Stock Plan”), of which options to purchase 2,200,391 shares of Common Stock are outstanding as of immediately prior to the Closing. Except for the Company Stock Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person.
          (c) As of immediately prior to the Closing, the Company had outstanding Secured Notes in the aggregate principal amount of $698,904.11. The Secured Notes have not been repaid prior to the Closing, and as of immediately prior to the Closing remain issued and outstanding. The Share Purchase will be deemed a “Corporation Transaction” under the terms of the Secured Notes and the full amount due and payable under the Secured Notes upon the Closing will be $698,904.11 in the aggregate (the “Secured Notes Payment Amount”).
          (d) Except as set forth in Section 2.4(d) of the Company Disclosure Schedule, and except as included in Sections 2.4(a), 2.4(b) and 2.4(c) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. Except for the Stockholder Agreements which are to be terminated immediately prior to Closing in accordance with Section 6.2(j) and the Secured Notes, there are no Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities. As a result of the Share Purchase, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.
          (e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, the Company is not a party or subject to any stockholder agreement, voting agreement, voting trust, or any other similar arrangement relating to the registration, transfer or voting of any of the securities of the Company.
          (f) The Company has never repurchased, redeemed or otherwise reacquired any Shares or other securities. No Company Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to any shares of the Company Capital Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any of the Shares.
          (g) There are no outstanding contractual obligations of the Company to provide funds to make an investment (in the form of a loan, capital contribution or otherwise) in any Person.
          (h) The Capital Stock and Company Options (including the shares subject to issuance pursuant to such outstanding Company Options) issued and outstanding as of immediately prior to the Closing are set forth on the Final Conversion Schedule.
     2.5. Authority and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the agreements and documents set forth in the exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Share Purchase and other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings are necessary to authorize and approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company, constitute the legal, valid and binding obligations of the Company, and are enforceable against the Company in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     2.6. No Conflicts. Section 2.6 of the Company Disclosure Schedule sets forth all notices, approvals, consents, waivers or other authorizations (“Consents”) required of the Company by any third party or Governmental Authority in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Share Purchase. Assuming all such Consents have been obtained and all filings and other obligations described therein have been completed, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Share Purchase by the Company will not, directly or indirectly:
          (a) breach or violate the Company’s Charter Documents;
          (b) breach or give any Governmental Authority the right to challenge the Share Purchase or other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Order to which the Company, its business or any of its assets are subject;
          (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by the Company or that otherwise relates to the Company’s business or assets;

          (d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of the Company’s Material Contracts; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.
     2.7. Financial Statements.
          (a) Attached to Section 2.7 of the Company Disclosure Schedule are true and complete copies of:
          (i) the unaudited financial statements (balance sheet, income statement and statement of cash flows) of the Company as of and for the fiscal years ended as of December 31, 2009 and December 31, 2010 (collectively, the “Annual Financial Statements”); and
          (ii) the unaudited balance sheet of the Company as of March 31, 2011 (the “Interim Balance Sheet”), and income statement for the two months ended February 28, 2011 (together with the Interim Balance Sheet, the “Interim Financial Statements”).
          (b) The Annual Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company; (ii) present fairly the financial condition and the results of operations of the Company’s business as of the dates, and for the periods, covered thereby; (iii) represent actual, bona fide transactions and have been maintained in accordance with sound business practices, and (iv) have been prepared in accordance with GAAP consistently applied.
          (c) The Company has no debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or not matured, determined or determinable other than those (i) recorded or fully reserved against on the face of the Interim Balance Sheet; or (ii) incurred in the ordinary course of the Company’s business since December 31, 2010 and which are not, individually or in the aggregate, material in amount.
          (d) The books of account and other financial records of the Company are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.
     2.8. Absence of Certain Changes. Since December 31, 2010:
          (a) there has not been any Material Adverse Effect;
          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company’s assets (whether or not covered by insurance);
          (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of any shares of the Company Capital Stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of the Company Capital Stock or other securities;
          (d) the Company has not sold or otherwise issued any shares of the Company Capital Stock or any other securities;

          (e) the Company has not amended its Charter Documents and has not effected or been a party to any merger, acquisition, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) the Company has not purchased or otherwise acquired any asset from any other Person in excess of $10,000, except for supplies acquired by the Company in the ordinary course of business;
          (g) the Company has not leased or licensed any asset from any other Person requiring an expenditure from the Company in excess of $10,000;
          (h) the Company has not made any capital expenditures in excess of $10,000;
          (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person with a value in excess of $10,000;
          (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;
          (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;
          (l) the Company has not made any loan or advance to any other Person other than the extension of credit in the ordinary course of business;
          (m) the Company has not (i) established or adopted any Company Employee Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) entered into any severance, termination or employment agreement;
          (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Material Contract;
          (o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated;
          (p) the Company has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable or accrued expenses (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the ordinary course of business;
          (q) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business; and
          (s) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (r) above.

     2.9. Intellectual Property.
          (a) Section 2.9(a) of the Company Disclosure Schedule identifies and provides a brief description of all Business IP and Other IP and identifies each license agreement or other agreement under which any Intellectual Property Rights are being provided or licensed to or used by the Company, except that the Company need not list (a) Commodity Software or (b) immaterial trade secrets and Confidential Information. The Company has good and valid title to all of the Business IP, free of any Encumbrances, and has a valid right to use and otherwise exploit all the Business IP and Other IP licensed by it. The Company is the sole owner and sole creator of the Business IP and of all rights, title and interest in and to the Business IP. The Business IP was created for the Company’s account (solely by the Company’s employees or contractors) and not with (or in the course of work for) or as a work-made-for-hire for any third party. Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use or other exploitation of any Intellectual Property Rights (other than Commodity Software). Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each item of Business IP on an exclusive basis, other than Intellectual Property Rights previously licensed by the Company on a non-exclusive basis to third parties, with respect to which the Company’s rights are not exclusive by reason of the existing non-exclusive license(s) thereto that are listed in Section 2.9(a) of the Company Disclosure Schedule.
          (b) The Company has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of the Business IP and Other IP (except for any Business IP and Other IP whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of such Intellectual Property Rights.
          (c) Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, there are no patents or patent applications (including provisional applications), trademark applications or registrations, domain names, or registered copyrights owned by the Company that are used in or applicable to the Company’s business. All Business IP and Other IP are valid, subsisting, and enforceable. Section 2.9(a) of the Company Disclosure Schedule sets forth all application fees, issue fees, maintenance fees, responses to office actions, filings, and all other actions and payments that must be, or reasonably should be, taken or made within 90 Business Days of the Closing Date to maintain any Business IP or Other IP or the Company’s rights or position with respect thereto.
          (d) Except as set forth in Section 2.9(d) of the Company Disclosure Schedule, there are and have been no Proceedings relating to any of the Business IP or Other IP, or to the registrability, validity, enforceability, misuse, infringement, misappropriation, or other violation thereof, including without limitation any oppositions, cancellations, or reexamination proceedings. Except as set forth in Section 2.9(d) of the Company Disclosure Schedule, there are and have been no Proceedings relating to any Intellectual Property Rights of any Person, or to the registrability, validity, enforceability, misuse, infringement, misappropriation, or other violation thereof, in which the Company is a party, indemnitor, witness, or other participant.
          (e) None of the Business IP has been created or obtained in violation of any technical measure designed to restrict or govern access to any data, code or service (including, without limitation, robots.txt as implemented on any Internet site). To the Company’s Knowledge, the Company and its business do not infringe, misappropriate or otherwise violate or make any unlawful use of (and to the Company’s Knowledge, the Company and its business have not infringed, misappropriated or otherwise violated or made any unlawful use of, or received any notice or other communications of any actual, alleged, possible, or potential infringement, misappropriation, violation, or unlawful use of, any Intellectual Property Rights or other right or contract (including any invitation to license any Intellectual

Property Rights) of any Person), and the Company has no reason to believe that any of the foregoing will be forthcoming or applicable to the Company’s business. To the Knowledge of the Company, no other Person is or has been infringing, misappropriating, violating, or making any unlawful use of any Business IP or Other IP, and to the Knowledge of the Company, no Intellectual Property Rights owned or used by any other Person infringe or conflict with, any Business IP or Other IP.
          (f) The Company has not licensed or provided any of the Business IP or Other IP to any Person on any sort of exclusive basis. The Company has not entered into any covenant not to compete or other contract, lease, license, purchase or sales order, or other agreement or binding commitment, whether or not in written form, limiting their ability to exploit fully any of the Business IP or Other IP or to transact business in any market or geographical area or with any Person, including but not limited to granting most favored nation pricing, exclusive sales, exclusive distribution, exclusive marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights.
          (g) The Company has not entered into and is not bound by any Contract, whether or not in written form, under which any Person has the right to distribute or a license or other right with respect to any Business IP or Other IP, other than non-exclusive end-user object code licenses granted to the Company’s customers in the ordinary course of business on the Company’s standard form of end-user object code license provided to Purchaser. The Company has not disclosed or delivered to any Person (other than its authorized software development employees and contractors), or permitted the disclosure or delivery to any Person (other than such employees and contractors), of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software included in or embodying any Business IP. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Software included in or embodying any Business IP.
          (h) Section 2.9(h) of the Company Disclosure Schedule contains a true and complete list of all Software or other material used by the Company in its business that is licensed to the Company as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed). Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Business IP or Software; (ii) distributed Open Source Materials in conjunction with any Business IP, Software or Company Products; or (iii) used Open Source Materials in a manner that creates, or purports to create, obligations for the Company with respect to any Business IP or Software or grants, or purports to grant, to any third party, any rights or immunities under any Business IP or Software (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into or with, derived from or distributed with such Open Source Materials be (A) disclosed or distributed or made available or provided in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (i) To the Company’s Knowledge, all Software (including all parts thereof) is free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Software (or all parts thereof) or data or other software of users (“Contaminants”). To the Company’s Knowledge, the Company’s information technology systems are also free from Contaminants and the Software and the Company’s information technology systems are secure. The Company has adequate backup, disaster recovery and security plans and procedures and to the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems of the Company.
          (j) All Software and all Company Products perform in all material respects in accordance with their specifications and the Company has not received any complaints from its customers or partners with respect thereto. The Company has disclosed in writing to Purchaser in the Company Disclosure Schedule all information of which the Company is aware relating to any problem or issue with respect to the performance or operation of any Software or the Company Products which does, or may reasonably be expected to, have a Material Adverse Effect on the value, functionality or fitness for the intended purpose thereof.
          (k) Neither the execution and delivery or effectiveness of this Agreement and the Ancillary Agreements nor the performance of the Company’s obligations under this Agreement and the Ancillary Agreements will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Business IP or Other IP or Software or impair the right of Purchaser to use, possess, sell or license any Business IP, Other IP, Software or portion of any of the foregoing. After the Closing, all Business IP and Other IP will be fully transferable, alienable, and licensable by Purchaser without restriction and without payment of any kind to any third party.
          (l) The Company has disclosed to Purchaser the circumstances under which and manner in which it has collected any names, addresses, email addresses, telephone numbers, credit card numbers, health information and other personally identifiable or other information of any Person and the type of information so collected. The Company has materially complied with all applicable Laws and the applicable privacy policies of the Company and other Persons relating to (i) the privacy of users of the Company Products, including all Internet websites and mobile applications owned, maintained, or operated by the Company (the “Websites”) and (ii) the collection, storage, use, processing, transfer, and disclosure of any information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement and the Ancillary Agreements comply in all material respects with all applicable Laws relating to privacy and with all applicable privacy policies of the Company and all other Persons. Copies of all current and prior privacy policies of the Company, including the privacy policies inapplicable to the Websites, are attached to Section 2.9(l) of the Company Disclosure Schedule. Each of the Websites and other materials distributed or marketed by the Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Website or in any such materials have been materially inaccurate, misleading or deceptive or in violation of any applicable Law.
          (m) Section 2.9(m) of the Company Disclosure Schedule contains a true and complete list of all Software development tools used by the Company in connection with the business of the Company (each, a “Development Tool”). Section 2.9(m) of the Company Disclosure Schedule also sets forth, for each Development Tool: (a) for any Development Tool not entirely developed independently by the Company, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties possessing any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (c) a list of any restrictions on the Company’s unrestricted right to use and distribute such Development Tools; and (d) a list of all agreements with third parties for the use by such third party of such Development Tool. The Company has sufficient right, title and interest in and to the Development Tools for the conduct of the business of the Company as presently conducted.
          (n) Each current and former employee, officer and consultant of the Company has executed a proprietary information and inventions assignment agreement substantially in the form attached as Exhibit E.1
     2.10. Contracts.
          (a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list of the following Contracts to which the Company is a party or is subject, or by which any of its assets are bound:
          (i) all Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets or for the furnishing of services to the Company with payments greater than $5,000 per year;
          (ii) all Contracts for the sale of materials, supplies, goods, services, equipment or other assets by the Company (whether or not the Company has recognized any revenue with respect to such contracts and agreements) in excess of $10,000;
          (iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which the Company is a party under which the Company made any payments in excess of $10,000 in the aggregate within the preceding twelve (12) month period;
          (iv) all leases and subleases of real property;
          (v) all Contracts relating to Indebtedness other than trade Indebtedness of the Company, including any Contracts in which the Company is a guarantor of Indebtedness;
          (vi) all Contracts with any Governmental Authority to which the Company is a party;
          (vii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (viii) all Contracts between or among the Company and any Company Stockholder, or officer or director of the Company or any Affiliate of such Person;
          (ix) all employment, termination or separation Contracts currently in effect with any former employee of the Company;
          (x) all partnership, joint venture or similar Contracts involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

[1]	Exhibit E will contain the Company’s current form of confidentiality and inventions assignment agreement.

          (xi) all Contracts to manufacture for, supply to or distribute to any third party any products or components;
          (xii) all Contracts providing for indemnification of any officer, director, employee or agent of the Company;
          (xiii) all Contracts that are terminable upon or prohibits a change of ownership or control of the Company;
          (xiv) all Contracts for any capital expenditure or leasehold improvement individually or in the aggregate in excess of $10,000;
          (xv) all Contracts that relate to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
          (xvi) all material Contracts which would require any consent or approval of a counterparty as a result of or to permit the consummation of the transactions contemplated by this Agreement; and
          (xvii) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company’s business.
          (b) True and complete copies of each Contract required to be listed in Section 2.10(a) of the Company Disclosure Schedule (the “Material Contracts”) have been delivered to Purchaser. Each Material Contract (i) is, to the Company’s Knowledge, legal, valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the Share Purchase, except to the extent that any Consents set forth in Section 2.6 of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract, and the Company has not been given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To the Company’s Knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance or cancel, terminate or modify, any Material Contract.
          (c) To the Knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

     2.11. Title to Property. The Company has good and valid title to all of its tangible properties, interests in properties, and assets that it purports to own, including all the tangible properties and assets reflected on the Interim Balance Sheet or acquired after March 31, 2011, free and clear of all Encumbrances. The property and equipment of the Company that are used in the operations of the business of the Company are in good operating condition and repair, subject to normal wear and tear, all material property and equipment are reasonably adequate for the uses to which they are being put and have been maintained and serviced in accordance with all applicable Law. All properties used in the operations of the Company are reflected in the Interim Balance Sheet to the extent GAAP requires the same to be reflected, except for such properties as were acquired after the date thereof (each of which, if material to the Company or its business as currently conducted is set forth on Section 2.11 of the Company Disclosure Schedule).
     2.12. Leased Real Property. The Company does not own and has never owned any real property. Section 2.12 of the Company Disclosure Schedule sets forth a true and complete list of all real property currently leased or subleased by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee. The Company has made available to Purchaser true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
     2.13. Bank Accounts. Section 2.13 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:
          (a) the name and location of the institution at which such account is maintained;
          (b) the name in which such account is maintained and the account number of such account;
          (c) a description of such account and the purpose for which such account is used;
          (d) the current balance in such account;
          (e) the rate of interest being earned on the funds in such account; and
          (f) the names of all individuals authorized to draw on or make withdrawals from such account.
There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.
     2.14. Receivables; Major Customers.
          (a) Section 2.14(a) of the Company Disclosure Schedule provides a true and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 31, 2011.

          (b) Except as set forth in 2.14(a) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2011 and have not yet been collected):
          (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and
          (ii) are current and are collectible in full, except to the extent of any reserve for uncollectible accounts receivable set forth on the Interim Balance Sheet.
          (c) Section 2.14(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $25,000 of the consolidated gross revenues of the Company in 2009, (ii) more than $25,000 of the Company’s gross revenues in 2010, or (iii) more than $25,000 of the Company’s gross revenues in the first three months of 2011. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in 2.14(c) of the Company Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.
     2.15. Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened (including allegations that could form the basis for future action) against the Company or any of its properties or employees, officers or directors (in their capacities as such). To the Knowledge of the Company, no event has occurred, and, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order against the Company, or, to the Knowledge of the Company, any of its employees, directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Material Adverse Effect. The Company does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.
     2.16. Permits. Section 2.16 of the Company Disclosure Schedule contains a true and complete list of all the necessary permits, licenses, consents, registrations, or authorizations of any Governmental Authority necessary for the Company to own, lease and otherwise hold and use its assets and to carry on its business as it is now being conducted (the “Permits”). The Permits are in full force and effect and will remain so after the Closing Date and no suspension or cancellation of any Permit is pending or, to the Knowledge of the Company, threatened. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.
     2.17. Taxes.
          (a) All Tax Returns filed by the Company are true, correct, and complete. Each Tax required to have been paid, or claimed by any Governmental Authority to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

          (b) Section 2.17(b) of the Company Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Authority with respect to any taxable period ending on or before the Closing Date (the “Company Returns”). The Company is not currently the beneficiary of any extension of time within which to file a Company Return. All Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Laws. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to the Purchaser accurate and complete copies of all the Company Returns filed since the Company’s incorporation.
          (c) The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.
          (d) Each Company Return relating to income Taxes that has been filed with respect to any period ended on or prior to the date on or prior to which would be subject to the statute of limitation under the Code, has either (i) been examined and audited by all relevant Governmental Authority, or (ii) by virtue of the expiration of the limitation period under applicable Law, is no longer subject to examination or audit by any Governmental Body. Section 2.17(d) of the Company Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted since December 31, 2005. The Company has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.
          (e) Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied losses, costs, damages, liabilities and expenses for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
          (f) There is no agreement, plan, arrangement or other Contract covering any employee of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code other than expense reimbursements for meals and lodging not fully deductible under Section 162 of the Code. The Company is not, and the Company has never been, a party to or bound by any Contract which obligates the Company to compensate any Person for any excise tax pursuant to Section 4999 of the Code or any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.
     2.18. Employee Benefit Matters.
          (a) Neither the Company nor any Person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) currently maintains, contributes to or sponsors, nor have they ever maintained, contributed to or sponsored or had any obligation to contribute to, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of all compensation, bonus, equity compensation, deferred compensation, retiree medical, disability or life insurance, dependent care, disability, loan, fringe benefit, severance, supplemental retirement, change in control or other employee benefit plans, programs or arrangements to which the Company is a party or pursuant to which the Company has any obligation (each a “Company Employee Plan,” and collectively, the “Company Employee Plans”). The Company does not have any express or implied commitment to create, incur Liability with respect to or cause to exist any such Company Employee Plan.
          (b) The Company has furnished Purchaser with a true and complete copy of each Company Employee Plan (or a written summary of any Company Employee Plan that is not in writing) and a true and complete copy of each material document prepared in connection with each Company Employee Plan, including, without limitation, (i) each prototype or mass submitter Company Employee Plan’s adoption agreement; (ii) each funded Company Employee Plan’s trust agreement or other funding arrangement; (iii) each funded Company Employee Plan’s investment policy; (iv) for each Company Employee Plan subject to ERISA, each summary plan description and summary of material modifications; (v) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (vi) for each Company Employee Plan intended to qualify under Section 401(a) of the Code, the most recently received IRS opinion or determination letter; (vii) for each Company Employee Plan intended to qualify under Section 401(k) of the Code, the most recent test reports demonstrating compliance with the contribution limitations of Section 415 of the Code, the actual deferral percentage requirements of Section 401(k) of the Code, the actual contribution percentage requirements of Section 401(m) of the Code and the top-heavy plan requirements of Section 416 of the Code; and (viii) the most recently prepared actuarial report and financial statement in connection with each Company Employee Plan, if applicable and if not included in such Company Employee Plan’s annual report.
          (c) To the Company’s Knowledge, the Company is not party to any contract nor has granted any compensation, equity or award that is compensation subject to tax under Section 409A of the Code, and to the Company’s Knowledge, neither the Company nor any of its ERISA Affiliates has any Liability or obligation to make any payments or to issue any equity award or bonus that is subject to tax under Section 409A of the Code.
          (d) No Company Employee Plan provides, or reflects or represents any Liability to provide, retiree health, disability or life insurance coverage to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee or other Person would be provided with health, disability or life insurance coverage after retirement or other termination of service, except to the extent required by statute.
          (e) Each Company Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Company Employee Plan. No action, claim or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) and the Company has no reasonable basis to believe that any fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Company Employee Plan described in Section 2.18(a) can be amended, terminated or otherwise discontinued at any time without material Liability to Purchaser, the Company or any of their ERISA Affiliates (other than ordinary administration expenses).
          (f) Each Company Employee Plan intended to qualify under Section 401(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such letter from the IRS to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan.
          (g) Neither the Company nor any ERISA Affiliate maintains or ever has maintained any employee benefit plan subject to Title IV of ERISA.
          (h) All contributions, premiums or payments required to be made or accrued with respect to any Company Employee Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
          (i) The Company has complied in all material respects with all applicable state and federal laws related to employment, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the withholding and payment of taxes and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees. There is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or, to the Knowledge of the Company, threatened against the Company with respect to any Person currently or formerly employed by the Company. The Company has not incurred any Liability or obligations under the WARN Act or any similar state or local law in the past. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. The employment of each employee of the Company is terminable “at will,” and each employee of the Company who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable law.
          (j) To the Knowledge of the Company, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
          (k) The Company has furnished Purchaser with a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the Closing Date; (ii) in the case of such employees, the position, office location, base compensation, bonus or commission opportunity (if any) and severance pay entitlement (if any) applicable to each such individual; and (iii) in the case of each such consultant, the consulting rate payable to such individual. The Company has neither promised nor implied any future compensation or benefits to any current or former employee.
          (l) The consummation of the Share Purchase will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay, unemployment compensation or other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
     2.19. Certain Interests.
          (a) No holder of greater than 1% of the voting power of the Company or any officer of the Company and, to the Knowledge of the Company, no director or immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:
          (i) has any direct or indirect financial interest in any creditor (other than the holders of the Secured Notes), competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such competitor, supplier, agent, distributor or customer;
          (ii) owns, directly or indirectly, in whole or in part, or has any other interest, in any tangible or intangible property which the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);
          (iii) has any claim or cause of action against the Company; or
          (iv) has outstanding any Indebtedness to the Company.
          (b) Except as set forth in Section 2.19 of the Company Disclosure Schedule, and except for the payment of employee compensation in the ordinary course of business, consistent with past practice, the Company has no Liability or other obligation of any nature whatsoever to any Company Stockholder or any Affiliate thereof or to any officer or director of the Company or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
     2.20. Insurance. Section 2.20 of the Company Disclosure Schedule contains a true and complete list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance maintained by the Company on its business, assets or employees. All insurance coverage as set forth in Section 2.20 of the Company Disclosure Schedule is in full force and effect and all such policies have been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure by the Company to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums as of the Closing Date, except for such unpaid premiums having been incurred in the ordinary course of business, and the Company has not received any notice of (i) cancellation or non-renewal of any such coverage, or (ii) any material amendment of any such coverage, including the material increase of any such annual or other premiums payable under any such policies and, to the Knowledge of the Company, no such cancellation, amendment or increase in premiums is threatened.
     2.21. Brokers; Termination Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Share Purchase or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. There are no breakup, termination, cancellation or similar fees or penalties due and owing or that may become due and owing by the Company to any third party in connection with any agreement or understanding by the Company or the Company Stockholders pursuant to which a merger, consolidation, or business combination involving the Company, or any sale, exchange, disposition of all or substantially all of the Company’s assets was to occur.
     2.22. Compliance with Law.
          (a) The Company since its inception has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Company or its business operations, assets or properties is or has been subject, including without limitation the Foreign Corrupt Practices Act and the antiboycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company to comply with, any Law, except for such violations, conflicts or failures to comply that would not in the aggregate have a Material Adverse Effect. The Company has not received written notice regarding any violation of, conflict with, or failure to comply with, any Law.
          (c) The Company has not received any written notice of violation issued pursuant to any Environmental Law with respect to the Company or the Leased Real Property or any use or condition thereof or operations thereon. All Governmental Authorizations required by or issued pursuant to any Environmental Law for the Company or the operation of its business on the Leased Real Property have been obtained and are maintained in full force and effect, and the Company is in material compliance with all terms and conditions of such Governmental Authorizations.
          (d) The Company has not caused or taken any action that has resulted or may result in, or has been or is subject to, any losses, costs, damages, liabilities, expenses or obligation relating to (i) Environmental Conditions on, under, or about the Leased Real Property or any other properties or assets owned, leased or used by the Company or held for use in connection with, necessary for the conduct of, or otherwise material to, the Company’s business or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release of any Hazardous Substance, except for any such losses, costs, damages, liabilities, expenses and obligations that have not had or resulted in, and shall not have or result in, a Material Adverse Effect.
     2.23. No Acquisition Proposals. Since April 2, 2011 the Company has not (and to the Company’s Knowledge, no officer, director, employee, Affiliate or other agent of the Company has) (i) solicited, initiated, encouraged, discussed or accepted any inquiries, offers or proposals from any Person (other than Purchaser) which constituted, or would reasonably have been expected to lead to an Acquisition Proposal or (ii) negotiated with any Person or entered into any agreement, letter of intent or other document relating to or contemplating, or any agreement in principle with respect to, any Acquisition Proposal.

     2.24. No Misstatements. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Company does not have Knowledge of any fact that has specific application to Company that could reasonably be expected to result in a Material Adverse Effect.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS
     Each Company Stockholder severally and not jointly (and only with respect to himself, herself or itself) hereby represents and warrants to Purchaser that the statements contained in this Article III are true and correct:
     3.1. Organization and Qualification. If the Company Stockholder is an entity, such Company Stockholder is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation.
     3.2. Authority and Enforceability. If the Company Stockholder is an entity, such Company Stockholder has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Company Stockholder is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which such Company Stockholder is a party and the consummation of the Share Purchase and the other transactions contemplated by this Agreement have been duly and validly authorized by all requisite action on the part of the Company Stockholder. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by such Company Stockholder and constitute the legal, valid and binding obligations of such Company Stockholder, and are enforceable against such Company Stockholder in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     3.3. Ownership of the Shares. Such Company Stockholder owns, beneficially and of record, the number of Shares set forth opposite such Company Stockholder’s name on Schedule 1-A. Such Company Stockholder has, and Purchaser will acquire at the Closing, good and valid title to such Shares, free and clear of any Encumbrances.
     3.4. No Conflicts; Consents. To the Knowledge of such Company Stockholder, no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for the consummation of the transactions contemplated by this Agreement by such Company Stockholder. Neither the execution and delivery of this Agreement by such Company Stockholder, the consummation of the transactions contemplated hereby, nor the compliance by such Company Stockholder with any of the provisions hereof do, as of the Closing, (i) violate or conflict with any provision of the charter, bylaws or other organizational documents of the Company Stockholder, if such Company Stockholder is an entity, (ii) create any Encumbrance on any of the Shares owned by such Company Stockholder, (iii) to the Knowledge of such Company Stockholder, violate any Law applicable to such Company Stockholder, or (iv) violate, conflict with, or result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both would become a default) under, require any consent under, or create any rights of termination, amendment, acceleration, suspension, revocation or cancellation under any Contract to which such Company Stockholder is a party or by which any of his, her or its assets are bound.
     3.5. Litigation. There is no pending Proceeding, and to the Knowledge of such Company Stockholder, no Person has threatened to commence any Proceeding that (i) involves any of the Shares owned by such Company Stockholder or that otherwise relates to or might materially affect any of the Shares owned by such Company Stockholder (whether or not such Company Stockholder is named as a party thereto) or (ii) seeks or is likely to inhibit or delay the ability of such Company Stockholder to enter into this Agreement or any of the Ancillary Agreements to which such Company Stockholder is a party or to consummate the transactions contemplated by this Agreement. To the Knowledge of such Company Stockholder, no event has occurred, and, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
     3.6. Tax Advisors. Such Company Stockholder has reviewed with his, her or its own tax advisors the tax consequences of the transactions contemplated under this Agreement. With respect to such matters, such Company Stockholder relies solely on such advisors and not on any statements or representations of the Company or Purchaser or any of their respective agents, written or oral. Such Company Stockholder understands that he, she or it shall be responsible for his, her or its own tax Liability that may arise as a result of the Share Purchase and any other transactions contemplated by this Agreement.
     3.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Share Purchase or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Stockholder.
     3.8. No Misstatements. With respect to Major Stockholder, no representation or warranty made by such Major Stockholder in this Agreement or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. No Major Stockholder Company has Knowledge of any fact that has specific application to Company that could reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to the Company that the statements contained in this Article IV are true and correct:
     4.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to own, lease and otherwise hold its properties and other assets necessary to carry on its business as it is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by Purchaser or the operation of its business, makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     4.2. No Conflict. Except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not:
          (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or other organizational documents) of Purchaser;
          (b) conflict with or violate any Order of any Governmental Authority or any Law applicable to Purchaser; or
          (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.
     4.3. Authority and Enforceability. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Share Purchase have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings are necessary to authorize and approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Purchaser, constitute the legal, valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Share Purchase or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Confidentiality.
          (a) As used in this Agreement, the term “Confidential Information” includes any and all of the following information of Company and Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Purchaser, collectively, on the one hand or Company, on the other hand) or its Affiliates, legal representatives and agents (collectively, a “Disclosing Party”) to the other Party or its Affiliates and agents (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the transactions contemplated by this Agreement (“Contemplated Transactions”).
          (b) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Section 5.1 shall not apply to or restrict in any manner Purchaser’s use of any Confidential Information of the Company. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys, accountants and ownership partners.
          (c) Notwithstanding Section 5.1(a) above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company; (ii) becomes publicly known and made generally available after disclosure by the Company to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Company as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a third Party without a breach of such third party’s obligations of confidentiality.
     5.2. Public Disclosure. Upon execution of this Agreement, Purchaser may elect to issue a press release announcing such execution. Purchaser shall consult with the Company with respect to, and give the Company a reasonable opportunity to comment on, Purchaser’s initial press release (and related external communication plan) with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Company shall not issue any press release or make any statement or disclosure regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, except as may be required by applicable Law. Notwithstanding anything to the contrary set forth in this Section 5.2, Purchaser may make such disclosures and filing regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, as is necessary to comply with applicable Law, including without limitation, applicable securities Laws, without seeking the consultation or input from Company.
     5.3. Treatment of Company Options. Company Options shall not be assumed or substituted by Purchaser. Prior to the Closing, the Company Board has provided for the cancellation of all outstanding Company Options effective as of and contingent upon the Closing. The Company has taken all steps necessary to cause the Company Options to be treated as set forth in this Section 5.3, including but not limited to providing any necessary notices to, and obtaining any necessary consents or waivers from, holders of Company Options that remain outstanding immediately prior to the Closing. Copies of the relevant agreements governing all Company Options have been made available to Purchaser.
     5.4. Termination of Benefit Plans. The Company has terminated all Company Employee Plans set forth on Section 2.18(a) of the Company Disclosure Schedule effective as of no later than the Closing. The Company has provided to Purchaser executed resolutions by the Company Board terminating such Company Employee Plans in form and substance satisfactory to Purchaser.
     5.5. Tax Matters.
     The following provisions shall govern the allocation of responsibility as among Purchaser and the Stockholders’ Agent for certain Tax matters:
          (a) Pre-Closing Tax Period and Straddle Period Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any taxable year or period that ends on or before the Closing Date that are due (including extensions) after the Closing Date and for any Straddle Period. Purchaser shall (i) submit such Tax Returns to the Stockholders’ Agent for review and comment at least 20 days prior to their filing and (ii) make any timely comments requested by the Stockholders’ Agent in good faith, provided such comments are (A) consistent with past practice and applicable Law, and (B) could not reasonably be expected to materially adversely impact the Company or Purchaser (or any Affiliate) in any taxable year or period beginning after the Closing Date. Purchaser shall receive a disbursement from the Escrow Fund, at least five days before the due date of the applicable Tax Return, in an amount equal to the Taxes shown as due and payable on such Tax Return to the extent such Taxes are due with respect to the Tax Liability of the Company for taxable years ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date, and to the extent such amounts were not reflected on the Estimated Closing Balance Sheet. In the event that Purchaser and the Stockholders’ Agent are unable to agree on any position(s) taken on any Tax Return described in this Section 5.5 prior to the due date for filing such Tax Return, Purchaser and the Stockholders’ Agent shall promptly submit such Tax Return to the Tax Arbitrator for resolution in accordance with the procedures described in this Section 5.5; provided, however, that if the Tax Arbitrator is unable to resolve such dispute prior to the filing of such Tax Return, Purchaser shall be entitled to receive a disbursement from the Escrow Fund in accordance with this Section 5.5 for the amount of Taxes for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date shown as due and payable on the Tax Return originally submitted to the Stockholders’ Agent by Purchaser, and to the extent such amounts were not reflected on the Estimated Closing Balance Sheet; provided further, that if the Tax Arbitrator resolves such dispute in favor of the Stockholders’ Agent, Purchaser shall within five days of such resolution by the Tax Arbitrator pay the Escrow Fund the difference between the amount of the disbursement Purchaser received from the Escrow Fund and the amount the Tax Arbitrator determines Purchaser should have been entitled to receive from the Escrow Fund. Where it is necessary for purposes of this Section 5.5 to apportion the Taxes of the Company or with respect to the assets of the Company for a Straddle Period, such Liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (b) Tax Contests. After the Closing Date, Purchaser shall notify the Stockholders’ Agent within 20 days of the commencement of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes (a “Tax Claim”) affecting the Taxes of or with respect to the Company that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 7.3(b) hereof; provided, however, that a failure by Purchaser to provide notice of a Tax Claim within such 20 day period shall not entitle the Indemnifying Parties to reduce the amount of the Liability required to be paid pursuant to Section 7.3(b) unless such failure results in a material detriment to the Indemnifying Parties, in which case the amount the Indemnifying Parties are required to pay with respect to such Liability shall only be reduced by the amount of such detriment. Thereafter, Purchaser shall deliver to the Stockholders’ Agent, as promptly as possible but in no event later than 20 days after Purchaser’s receipt thereof, copies of all relevant notices and documents (including court papers) received by Purchaser. In the case of any Tax Claim relating to any Tax period ending on or before the Closing Date that, if determined adversely to the Company would be grounds for a claim for indemnity pursuant to Section 7.3(b) hereof, the Stockholders’ Agent (at its sole cost and expense) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Purchaser may fully participate in the dispute of such Tax Claim, (ii) the Stockholders’ Agent shall not settle, compromise or dispose of any Tax Claim in a manner that could reasonably be expected to materially affect the Company after the Closing Date, (iii) the Stockholders’ Agent shall keep the Purchaser timely informed with respect to the commencement, status and nature of any such Tax Claim and (iv) the Stockholders’ Agent shall not settle, compromise or dispose of any Tax Claim without the consent of the Purchaser, which consent shall not be unreasonably withheld. In the case of any Tax Claim relating to the Taxes of any Straddle Period, Purchaser and the Stockholders’ Agent may each participate, at their own expense, in the audit or proceeding, and the audit or proceeding shall be controlled by Purchaser or the Stockholders’ Agent, whichever would bear the burden of the greatest portion of the adjustment; provided, however, that the party controlling the Straddle Period Tax Claim (i) shall not settle such audit or proceeding without the consent of the other party, which consent shall not be unreasonably withheld and (ii) shall keep the other party timely informed with respect to the commencement, status and nature of any such Tax Claim.
          (c) Cooperation. Purchaser and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and the Stockholders’ Agent agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).
          (d) Dispute Resolution. Any dispute, controversy, or claim between Purchaser, on the one hand, and the Stockholders’ Agent, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Purchaser and the Stockholders’ Agent shall be submitted to a senior tax partner in a mutually agreeable nationally recognized accounting firm for resolution (“Tax Arbitrator”). The resolution reached by the Tax Arbitrator shall be binding on the Company, the Stockholders’ Agent, Purchaser and their respective Affiliates, and may be entered and enforced in any court having jurisdiction. The expenses of the Tax

Arbitrator shall be borne by Purchaser and the Stockholders’ Agent in such proportions as the Tax Arbitrator considers to be fair and reasonable in all circumstances to resolve the dispute (and any such fees incurred by the Stockholders’ Agent shall be deemed Agent Expenses hereunder).
     5.6. Expenses. Whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that in the event the Share Purchase is consummated, to the extent not paid by the Company prior to Closing, the aggregate amount payable by Purchaser to the Preferred Stockholders pursuant to Section 1.3(b)(i) shall be reduced by the aggregate of any legal, accounting, broker’s, investment banker and any other fees and expenses incurred by the Company in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the Share Purchase and other transactions contemplated hereby and thereby (such amount referred to as “Company Fees and Expenses”). Schedule 5.6 is the Company’s good faith itemized estimate of the Company Fees and Expenses incurred up to and including the Closing Date.
ARTICLE VI
CLOSING DELIVERABLES
     6.1. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to the Company:
          (a) Certificate of Purchaser. A certificate validly executed by an officer of the Purchaser, certifying for and on the Company’s behalf, that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date (except for those representations and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects).
          (b) Escrow Agreement. An executed counterpart of the Escrow Agreement substantially in the form attached hereto as Exhibit D from Purchaser.
     6.2. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Purchaser:
          (a) Certificates of the Company.
          (i) A certificate, validly executed by the Company’s Chief Executive Officer, certifying for and on the Company’s behalf, that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date hereof (except for those representations and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects); provided, however, the representations and warranties contained in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.8(a), 2.11, 2.15, 3.1, 3.2, 3.3 and 3.5 are true and correct in all respects, and as to the Company’s compliance with and performance of its covenants and obligations to be performed and complied with at or before the Closing.
          (ii) A certificate, validly executed by the Secretary or an Assistant Secretary of the Company, certifying for and on the Company’s behalf, as to (i) the terms and effectiveness of its Charter Documents, each attached as an exhibit to such certificate, (ii) the valid adoption of resolutions of the Company Board whereby this Agreement, the Share Purchase and the transactions contemplated hereunder were adopted and approved by the Company Board, a copy of which shall be attached as an exhibit to such certificate, (iii) the incumbency and signatures of the officers of Company executing this Agreement and any of the Ancillary Agreements, and (iv) attaching a certificate as of a date not earlier than the tenth business day prior to the Closing as to the good standing of Company in the States of Delaware and California and each jurisdiction in which Company is licensed or qualified to do business as a foreign corporation.
          (iii) A properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), substantially in the form of Exhibit C attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          (b) Resignation of Directors and Officers. Letters of resignation in form and substance satisfactory to Purchaser from the directors and officers of the Company in office immediately prior to the Closing, whereby each such Person resigns as a director and/or an officer of the Company, as the case may be, effective as of the Closing.
          (c) Submission of Expenses. A detailed estimate of Company Fees and Expenses as of the Closing Date pursuant to Section 5.6, the accuracy of which shall be certified by an executive officer of the Company, together with reasonable backup documentation in connection therewith.
          (d) Final Conversion Schedule. The Final Conversion Schedule and related certificate pursuant to Section 1.5(b).
          (e) Employee Agreements. An executed counterpart of (i) an employment agreement, in substantially the form attached hereto as Exhibit B-1, from each Key Employee of the Company, which Employment Agreement will include mutually agreeable provisions related to retention bonus payments to be paid by Purchaser to such Key Employee (collectively, the “Employment Agreements”) and (ii) a transitional payment agreement, in substantially the form attached hereto as Exhibit B-2, from each Person who is an employee of the Company immediately prior the Closing who is not a Key Employee (collectively, the “Transitional Payment Agreements”).
          (f) Legal Opinions. A legal opinion from GCA Law Partners LLP, legal counsel to the Company, in substantially the form of Exhibit F attached to this Agreement.
          (g) Secured Notes. The original Secured Notes, which shall be cancelled following payment therefor at the Closing, and an executed counterpart of an agreement in form and substance satisfactory to Purchaser from the holders of the Secured Notes acknowledging and agreeing that (i) on payment of the aggregate Secured Notes Payment Amount, the Secured Notes will be paid in full and that effective as of the Closing, the Secured Notes and the Security Agreement are deemed cancelled and terminated and (ii) such holder will execute and file, or authorizes Purchaser to file on its behalf, as of the Closing Date any financing statements, including without limitation any UCC financing statement amendments, necessary or desirable to terminate any security interest granted to such holders under the Security Agreement.
          (h) Consents and Waivers. Executed copies of all consents and waivers set forth on Section 2.6 of the Company Disclosure Schedule (in written form reasonably satisfactory to Purchaser).
          (i) Termination of Benefit Plans. Evidence reasonably satisfactory to Purchaser that all Company Employee Plans set forth on Section 2.18(a) of the Company Disclosure Schedule and

arrangements have been terminated pursuant to resolution of the Company Board (the form and substance of which shall have been subject to review and approval of Purchaser), effective as of no later than the Closing.
          (j) Termination of Stockholder Agreements. Evidence reasonably satisfactory to Purchaser that all stockholder agreements by and among the Company Stockholders (including but not limited to any investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement and similar agreements) have been terminated, effective as of no later than the Closing.
          (k) Escrow Agreement. An executed counterpart of the Escrow Agreement substantially in the form attached hereto as Exhibit D from the Stockholders’ Agent.
          (l) Secured Note Waiver. A waiver signed by each holder of a Secured Note waiving any and all rights to any and all interest, fees and/or penalties due or that may become due in accordance with the terms of such Secured Note and waiving any and all preferences set forth in the Secured Note, except for payment of the principal amount of such Secured Note at Closing.
ARTICLE VII
ESCROW AND INDEMNIFICATION
     7.1. Escrow Fund. On the Closing Date, Purchaser shall deposit or cause to be deposited the Escrow Amount with [ • ] (or its successor in interest or other institution selected by Purchaser with the reasonable consent of the Company), as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”) which shall be available to compensate Purchaser Indemnified Parties pursuant to the indemnification obligations of the Company for Losses and be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit D. The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. California Time on the first Business Day that is on or after the day the Company has paid out all of the Escrow Funds, in accordance with the following Escrow Release Schedule (the “Escrow Release Date”); provided, however, that a portion of the Escrow Fund which is necessary to satisfy any unsatisfied or unresolved claims for Losses specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Release Date shall remain in the Escrow Fund until such claims have been resolved. Subject at all times to the foregoing, any amounts in the Escrow Fund not otherwise released to satisfy a claim for Losses and/or not subject to an unsatisfied or unresolved claim for Losses shall be released in accordance with the following schedule until all amounts remaining in the Escrow Fund are released (the “Escrow Release Schedule”):
(i)	On July 31, 2012, an amount equal to thirty five percent (35%) of EBITDA generated from the business of the Company from the Closing through June 30, 2012 shall be released from the Escrow Fund;

(ii)	Every three (3) months after July 31, 2012 through April 30, 2013, an amount equal to thirty five percent (35%) of EBITDA generated from the business of the Company for the immediately preceding calendar quarter shall be released from the Escrow Fund;

(iii)	Every three (3) months after April 30, 2013, an amount equal to fifty percent (50%) of EBITDA generated from the business of the Company for the immediately preceding calendar quarter;
     7.2. Survival Period. The representations and warranties of the Company and the Company Stockholders contained in Sections 2.1, 2.4, 2.5, 2.6, 2.11, 2.15, 2.21, 2.22, 3.1, 3.2 and 3.3 (the “Specified Representations”) shall survive the Closing Date until the expiration of all applicable statutes of limitation and all other representations and warranties of the Company and the Company Stockholders contained in this Agreement shall survive the Closing Date for a period of 12 months (the “Survival Period”). The representations and warranties of Purchaser contained in this Agreement shall survive the Closing Date for a period of 12 months. All covenants and agreements of the parties will survive in accordance with their respective terms. If written notice of a claim has been given prior to the expiration of the Survival Period by Purchaser to Stockholders’ Agent, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved,
     7.3. Indemnification.
          (a) Subject to the limitations set forth in this Article VII, after the Closing Date, the Company Stockholders shall severally and not jointly indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of or resulting from:
          (i) any inaccuracy or breach of any representation or warranty made by such Company Stockholder in Article III of this Agreement;
          (ii) the breach of any covenant or agreement made by such Company Stockholder in this Agreement or any of the Ancillary Agreements; or
          (iii) any act of gross negligence, fraud or intentional misrepresentation of such Company Stockholder or any officer, director, Affiliate or employee of such Company Stockholder related to this Agreement.
          (b) Subject to the limitations set forth in this Article VII, after the Closing Date, the Company Stockholders shall severally and not jointly (based on their respective Proportionate Escrow Share) indemnify and hold harmless the Purchaser Indemnified Parties for any and all Losses arising out of or resulting from:
          (i) any inaccuracy or breach of any representation or warranty made by the Company in Article II of this Agreement;
          (ii) the breach of any covenant or agreement made by the Company in this Agreement or any of the Ancillary Agreements;
          (iii) any monies owed as a repayment of pre-paid services as a result of the termination of the Pre-Paid Contracts;

          (iv) any inaccuracy contained in the Final Conversion Schedule or the statement of Company Fees and Expenses provided pursuant to Sections 1.4 and 5.6; or
          (v) any act of gross negligence, fraud or intentional misrepresentation of the Company or any officer, director, Affiliate or employee of the Company related to this Agreement.
          (c) Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, after the Closing Date, the Company Stockholders and their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:
          (i) any inaccuracy or breach of any representation or warranty made by Purchaser in Article IV of this Agreement; or
          (ii) any act of gross negligence, fraud or misrepresentation of Purchaser or any officer, director, Affiliate or employee of Purchaser related to this Agreement.
          (d) Materiality. As used herein, Losses are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Purchaser Indemnified Parties or Seller Indemnified Parties in the absence of claims by third parties. The Company Stockholders shall not have any right of contribution, right of indemnity or other right or remedy against Purchaser or any other Purchaser Indemnified Parties in connection with any indemnification obligation or any other Liability to which such Company Stockholder may become subject under or in connection with this Agreement. Purchaser shall not have any right of contribution, right of indemnity or other right or remedy against the Company Stockholders or any other Seller Indemnified Parties in connection with any indemnification obligation or any other Liability to which Purchaser may become subject under or in connection with this Agreement.
     7.4. Limitations.
          (a) Limitation on Company Stockholder Liability. The maximum aggregate Liability of the Company Stockholders for indemnification under this Article VII for any of the matters set forth in Section 7.3(b)(i), (ii) or (iii) shall not exceed the Escrow Amount; provided, however, that the foregoing shall not apply (i) with respect to any breach of the Specified Representations, for which the maximum aggregate Liability of the Company Stockholders for indemnification under this Article VII for any of the matters set forth in Section 7.3(b)(i), (ii) or (iii) shall in no event exceed the aggregate amount of consideration actually received by the Company Stockholders plus (A) the Escrow Amount less any of such amount paid to Company Stockholders plus (B) Secured Notes Payment Amount plus (C) the Company Fees and Expenses plus (D) all amounts that were due and owing at Closing under the Purchaser Promissory Note plus (E) the Negative Estimated Working Capital Adjustment, if any, and with respect to each individual Company Stockholder, shall in no event exceed the actual amount of consideration received by such Company Stockholder plus, in the case of the Preferred Stockholders (A) the Proportionate Escrow Share plus (B) each Preferred Stockholder’s proportionate share of the Secured Notes Payment Amount plus (C) each Preferred Stockholder’s proportionate share of the Company Fees and Expenses plus (D) each Preferred Stockholder’s proportionate share of all amounts that were due and owing at Closing under the Purchaser Promissory Note Company plus (E) each Preferred Stockholder’s proportionate share of the Negative Estimated Working Capital Adjustment, or (ii) with respect to gross negligence, fraud or intentional misrepresentation by the Company, for which there shall be no maximum Liability. In no event shall the maximum aggregate Liability of any Company Stockholder for any matters under this Article VII exceed such Company Stockholder’s proportionate share of any and all such Liabilities (for purposes of clarity, including with respect to fraud or intentional misrepresentation by the Company). All claims for indemnification pursuant to this Article 7 shall be made first from the

Escrow Fund, and only after exhaustion of the Escrow Fund, directly against the Company Stockholders subject to the limitations of this Section 7.4(a).
          (b) Notwithstanding anything to the contrary contained in this Agreement, no indemnification shall be available in respect of any claim made under Section 7.3(a) or (b): (i) until the aggregate amount (without duplication) of Losses of the Purchaser Indemnified Parties with respect to all such claims exceeds $75,000 (the “Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to be indemnified for all such Losses, including both those below and in excess of the Basket Amount, and (ii) unless the Loss relating to such claim, or series of related claims that are based primarily on a similar set of operative facts, is greater than $10,000.
          (c) Limitation on Purchaser Liability. The maximum aggregate Liability of Purchaser for indemnification under this Article VII for any of the matters set forth in Section 7.3(a) shall not exceed $350,000; provided, however, that the foregoing shall not apply with respect to gross negligence, fraud or intentional misrepresentation by Purchaser.
     7.5. Indemnification Procedures.
          (a) For purposes of this Section 7.5, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”
          (b) The obligations and liabilities of Indemnifying Parties under this Article VII with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
          (c) If the Indemnifying Party acknowledges in writing that the Indemnified Party is entitled to indemnification hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief; or (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; or (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim would establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice that would be materially adverse to the business interests of the Indemnified Party; provided, however, in each such instance the Indemnifying Party shall have the right (at its expense), but not the obligation, to participate in (but not control), the defense of any such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all Liability with respect to such suit, claim, action, or proceeding; or (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any Liability on the part of the Indemnified Party (or any Affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any Affiliate thereof).
          (d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 7.5(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate, and the Indemnified Party may seek prompt reimbursement for any Losses incurred in connection with any settlement thereof; provided, however, that the Indemnified Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
          (e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 7.5(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate, and the Indemnified Party may seek prompt reimbursement for any Losses incurred in connection with such judgment or settlement; provided, however, that the Indemnified Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).
     7.6. Stockholders’ Agent.
          (a) The Company Stockholders, by approving this Agreement and the transactions contemplated hereby, irrevocably appoint and constitute Hummer Winblad Ventures Partners V, LP, as the Stockholders’ Agent for and on behalf of the Company Stockholders to execute and deliver this Agreement and the Escrow Agreement and for all other purposes hereunder and thereunder, to give and receive notices and communications, to authorize delivery to Purchaser of the applicable portion of the Escrow Fund in satisfaction of claims by Purchaser (or to object to such deliveries), to assume the defense of any Third Party Claim pursuant to Section 7.5 on behalf of any Common Stockholder, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims by Purchaser and such Third-Party Claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 8.11 of this Agreement, and the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of any or all of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days’ prior written notice to all of the Company Stockholders and to Purchaser. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Company Stockholders (including any notices required to be given to any Company Stockholder under Section 7.5).
          (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally and pro rata, in accordance with their respective Proportionate Escrow Shares, indemnify the Stockholders’ Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, (the “Agent Expenses”). Following the termination of the Escrow Period and after the full satisfaction of any claims made by Purchaser, the Stockholders’ Agent shall have the right to recover Agent Expenses from the Escrow Fund from any amount that would otherwise be distributed to the Company Stockholders and, prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Agent Expenses actually incurred. Notwithstanding the foregoing, the Stockholders’ Agent shall have the right to recover Agent Expenses from the Escrow Fund from any amount that would otherwise be distributed to the Company Stockholders and, prior to any such distribution, following delivery to the Escrow Agent of (i) a certificate setting forth the Agent Expenses actually incurred and (ii) a signed consent from the Purchaser authorizing such Agent Expenses.
          (c) The Stockholders’ Agent shall have reasonable access to information about the Company and Purchaser and the reasonable assistance of the Company’s and Purchaser’s officers and employees for purposes of performing its duties and exercising its rights under this Article VII, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Company or Purchaser to anyone (except on a need to know basis to its attorneys, accountants and financial advisors and such other necessary individuals who agree in writing to treat such information confidentially) consistent with the confidentiality provisions of Section 5.1.
     7.7. Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of the Company Stockholders and shall be final, binding and conclusive upon each and every Company Stockholder, and the Escrow Agent, Purchaser and the Company may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Company Stockholder. The Escrow Agent and Purchaser are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

ARTICLE VIII
GENERAL PROVISIONS
     8.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made (i) upon receipt) by delivery in Person, (ii) the next business day after deposit with an overnight courier service, (iii) the next business day after dispatch by cable, by facsimile, by telegram, by telex or (iv) three business days after deposit in United States by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):
          (a) if to the Company:
Krillion, Inc.
607A West Dana Street
Mountain View, CA 94041
Facsimile: (650) 965-0236
Attention: Sherry Thomas-Zon
with a copy (which shall not constitute notice) to:
GCA Law Partners LLP
1891 Landings Drive
Mountain View, CA 94043
Facsimile: (650) 428-3901
Attention: Jon Gonzales, Esq.
          (b) if to the Stockholders’ Agent:
Hummer Winblad Venture Partners V, L.P.,
as Stockholders’ Agent
One Lombard Street
San Francisco, CA 94111
Facsimile: (650) 979-9601
Attention: Todd Forrest
with a copy (which shall not constitute notice) to:
GCA Law Partners LLP
1891 Landings Drive
Mountain View, CA 94043
Facsimile: (650) 428-3901
Attention: Jon Gonzales, Esq.

          (c) if to Purchaser:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92618
Facsimile: (949) 784-0880
Attention: Heath Clarke, CEO
with a copy (which shall not constitute notice) to:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92618
Facsimile: (949) 419-1194
Attention: Scott Reinke, General Counsel
     8.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     8.3. Assignment, Binding Effect, Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or the Company Stockholders (whether by operation of Law or otherwise) without the prior written consent of Purchaser. Purchaser may assign any of its rights hereunder to any Affiliate of Purchaser without obtaining the consent of the Company or the Company Stockholders; provided that Purchaser shall remain primarily liable for its obligations hereunder, and provided that the assignment shall not be effective until Purchaser shall have provided the Company and the Company Stockholders with notice of such assignment which notice must include the full name of the assignee, the nature of the assignee’s relationship with Purchaser and address of the assignee. Subject to the terms of this Section 8.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     8.4. Incorporation of Exhibits. The Company Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     8.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.
     8.6. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any controversy or claim arising out of or relating to this Agreement or a breach hereof shall be finally settled by arbitration in Irvine, California, under the commercial rules then in effect of the American Arbitration Association, and shall be determined in accordance with the laws of the State of California applicable to contracts to be wholly performed therein.
     8.7. Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.
     8.8. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     8.9. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.
          (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented or replaced from time to time; and (ii) to any Government Authority include any successor to that Government Authority.
          (f) Except as otherwise indicated, reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
          (g) As used in this Agreement, “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof
          (h) As used in this Agreement, with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”.
     8.10. Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     8.11. Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Purchaser, the Company and the Stockholders’ Agent, or in the case of a waiver, the party waiving compliance.
     8.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     8.14. Entire Agreement. This Agreement (including the Exhibits, the Schedules and the Company Disclosure Schedule) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Purchaser, the Company, the Company Stockholders and the Stockholders’ Agent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LOCAL.COM CORPORATION
By:	/s/ Heath B. Clarke
	Name:	Heath B. Clarke
	Title:	Chief Executive Officer

KRILLION, INC.
By:	/s/ Sherry Thomas-Zon
	Name:	Sherry Thomas-Zon
	Title:	CEO

COMPANY STOCKHOLDERS
By:	/s/ Signature on file
Name:
Title:

STOCKHOLDERS’ AGENT: HUMMER WINBLAD VENTURE PARTNERS V, L.P.
By:	Hummer Winblad Equity Partners V, L.L.C.,
its General Partner

By:	/s/ Todd Forrest
Todd Forrest, Managing Director and CFO

Signature Page to Stock Purchase Agreement

Exhibit A
Definitions
     “Acquisition Proposal” with respect to the Company, means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of 10% or more interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company, (b) any merger, consolidation, business combination or similar transaction involving the Company, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of 10% or more of the assets of the Company or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Purchaser and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).
     “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.
     “Agent Expenses” has the meaning set forth in Section 7.6(b).
     “Agreement” has the meaning set forth in the Preamble.
     “Ancillary Agreements” has the meaning set forth in Section 2.5.
     “Annual Financial Statements” has the meaning set forth in Section 2.7(a)(i).
     “Audit” means any audit, investigation, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.
     “Basket Amount” has the meaning set forth in Section 7.4(b).
     “Business Day” means any day on which banks are not required or authorized to close in Irvine, California.
     “Business IP” means all Intellectual Property Rights at any time purportedly owned by or exclusively licensed to or created by or for the Company. All other Intellectual Property Rights that may be or have been used or exploited (or held for use or exploitation), whether exclusively or non-exclusively, in connection with the Company’s business are referred to in this Agreement as “Other IP.”
     “Charter Documents” has the meaning set forth in Section 2.2.
     “Closing” has the meaning set forth in Section 1.2.
     “COBRA” has the meaning set forth in Section 2.18(d).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commodity Software” means commonly available, off-the-shelf software (excluding Open Source Materials) with aggregate value of less than $10,000 that is licensed non-exclusively to the Company in object code form only on generally available terms and is not part of or directly used to enable any product or service of the Company.
     “Common Stock Consideration” has the meaning set forth in Section 1.3(a).
     “Company” has the meaning set forth in the Preamble.
     “Company Board” means the Board of Directors of the Company.
     “Company Capital Stock” means all shares of Company Common Stock and Company Preferred Stock.
     “Company Certificate” has the meaning set forth in Section 1.5(a).
     “Company Common Stock” has the meaning set forth in Section 1.3(a).
     “Company Disclosure Schedule” has the meaning set forth in Article II.
     “Company Employee Plan” or “Company Employee Plans” has the meaning set forth in Section 2.18(a).
     “Company Fees and Expenses” has the meaning set forth in Section 5.6.
     “Company Option” means each option to acquire shares of Company Common Stock granted under the Company Stock Plan.
     “Company Preferred Stock” has the meaning set forth in Section 1.3(b).
     “Company Products” means all products, technologies and services developed (including products, technologies and services under development), made, provided, distributed, imported, sold or out-licensed by or on behalf of the Company.
     “Company Returns” has the meaning set forth in Section 2.17(b).
     “Company Stockholders” has the meaning set forth in the Preamble.
     “Company Stock Plan” has the meaning set forth in Section 2.4(b).
     “Confidentiality Agreement” has the meaning set forth in Section 5.1.
     “Consents” has the meaning set forth in Section 2.6.
     “Contaminants” has the meaning set forth in Section 2.9(i).
     “Contract” means any written or legally binding oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
     “Secured Notes” means the First Amended and Restated Secured Promissory Note issued by the Company on February 14, 2011 to each of Hummer Winblad Venture Partners V, L.P. and Leapfrog

Ventures II, L.P. in the aggregate principal amount of $465,602.39 and $233,301.72, respectively, true and complete copies of which have been provided to Purchaser.
     “Secured Notes Payment Amount” has the meaning set forth in Section 2.4(c).
     “Designated Accounting Firm” shall mean an independent accounting firm of recognized standing reasonably satisfactory to Purchaser and Stockholders’ Agent.
     “Development Tools” has the meaning set forth in Section 2.9(m).
     “EBITDA” means Earnings before interest, taxes, depreciation and amortization.
     “Employment Agreements” has the meaning set forth in Section 6.2(e).
     “Environment” means soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium.
     “Environmental Conditions” means any condition with respect to the Environment which results in any damage, loss, cost, expense, claim, demand, Order or Liability to or against the Company or Purchaser.
     “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.
     “Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind (including any restriction on (i) the transfer or receipt of any income derived from any asset of the Company, (ii) the use of any asset, and (iii) the possession, exercise or transfer of any other attribute of ownership of any asset of the Company).
     “ERISA” has the meaning set forth in Section 2.18(a).
     “ERISA Affiliate” has the meaning set forth in Section 2.18(a).
     “Escrow Agent” has the meaning set forth in Section 7.1.
     “Escrow Amount” means an amount equal to $1,000,000 in cash, which shall be deposited with the Escrow Agent pursuant to Section 7.1 of the Agreement.
     “Escrow Fund” has the meaning set forth in Section 7.1.
     “Escrow Period” has the meaning set forth in Section 7.1.
     “Escrow Release Date” has the meaning set forth in Section 7.1.

     “Escrow Release Schedule” has the meaning set forth in Section 7.1.
     “Estimated Closing Balance Sheet” has the meaning set forth in Section 1.4(a).
     “Estimated Working Capital Value” has the meaning set forth in Section 1.4(a).
     “Final Conversion Schedule” has the meaning set forth in Section 1.5(b).
     “Final Working Capital Value” has the meaning set forth in Section 1.4(c).
     “FIRPTA Certificate” has the meaning set forth in Section 6.2(a)(iii).
     “GAAP” has the meaning set forth in Section 2.7(b).
     “Governmental Authority” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.
     “Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Hazardous Substance” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or toxic substance under any applicable Environmental Laws, (ii) a petroleum hydrocarbon, (iii) asbestos, (iv) lead paint, or (v) regulated pursuant to any Environmental Laws.
     “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of bankers’ acceptances issued or created, (v) all liabilities secured by any Encumbrance on any property and (vi) all guarantees of the payment obligations of a third party.
     “Indemnified Party” has the meaning set forth in Section 7.5(a).
     “Indemnifying Party” has the meaning set forth in Section 7.5(a).
     “Initial Common Amount Per Share” has the meaning set forth in Section 1.3(a).
     “Initial Preferred Amount Per Share” has the meaning set forth in Section 1.3(b)(i).
     “Intellectual Property Rights” means any or all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may now or hereafter exist under the laws of any jurisdiction: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions thereof; all invention certificates; and all inventions and improvements thereto, whether or not patentable; (ii) rights associated with works of authorship (including but not limited to audiovisual works), including copyrights, copyright applications, and copyright registrations, moral rights, economic rights, mask work rights, mask work applications, and mask work registrations; (iii) rights relating to the protection of trade secrets and

Confidential Information; (iv) industrial design rights and industrial property rights; (v) trademarks, service marks, logos, trade dress, trade names, applications and registrations for any of the foregoing, and all goodwill associated with the same; (vi) domain names, including but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefor; (vii) all rights of publicity; (viii) all rights in data, databases, and data collections; (ix) any rights existing under any terms of use, terms of service, proprietary license, open source license, free software license or other license or terms of any kind which seek to govern access to, use of, or distribution of any product, data, Software, or service (including, without limitation the terms of use or service of any Internet site); (x) any rights similar or analogous to those set forth in the preceding clauses and any other proprietary rights (including rights with respect to negative covenants) of any kind; (xi) all rights held under any licenses or sublicenses or similar grants of rights to any proprietary assets owned by another Person; and (xii) all rights to sue for any past, present or future infringement, misappropriation, or violation of any of the foregoing and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation, or violation.
     “Interim Balance Sheet” has the meaning set forth in Section 2.7(a)(ii).
     “Interim Financial Statements” has the meaning set forth in Section 2.7(a)(ii).
     “IRS” means the Internal Revenue Service.
     “Key Employees” are employees of the Company that are listed on Schedule 1-B.
     “Knowledge” means (i) with respect to any Company Stockholder, the actual knowledge of such Person after “due inquiry”, which shall be deemed a reasonably comprehensive investigation that a prudent individual could be expected to conduct to discover or otherwise become aware of a fact or matter and (ii) with respect to the Company, the actual knowledge of the Company’s employees, officers, directors and each Major Stockholder after “due inquiry”.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.
     “Lease Agreements” has the meaning set forth in Section 2.12.
     “Leased Real Property” has the meaning set forth in Section 2.12.
     “Liability” with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Losses” has the meaning set forth in Section 7.3(a).
     “Major Stockholder” means any Company Stockholder who holds (together with any of his, her or its Affiliates) more than 5% of the Company Capital Stock (on an as-converted basis) immediately prior to the Closing.
     “Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether such event, change, violation, inaccuracy, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the financial condition, assets (including intangible assets), business, operations or results of operations of the Company, or business prospects, or a material adverse effect on the ability to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, circumstance or effect arising from or related to conditions generally affecting the global securities markets or the world economy (provided that such conditions do not affect the Company disproportionately as compared to the Company’s competitors), shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur.
     “Material Contracts” has the meaning set forth in Section 2.10(b).
     “Negative Estimated Working Capital Adjustment” has the meaning set forth in Section 1.4(a).
     “Open Source Materials” has the meaning set forth in Section 2.9(h).
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority.
     “Permits” has the meaning set forth in Section 2.16.
     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.
     “Positive Estimated Working Capital Adjustment” has the meaning set forth in Section 1.4(a).
     “Preferred Stock Consideration” has the meaning set forth in Section 1.3(b).
     “Preferred Stockholder” means any Company Stockholder who holds shares of the Company Preferred Stock immediately prior to the Closing.
     “Pre-Paid Contracts” means those certain Contracts with Toshiba America Information Systems, Inc., dated August 3, 2010 and Electrolux Home Products, Inc., dated November 16, 2009.
     “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
     “Proportionate Escrow Share” means, with respect to each Preferred Stockholder, a fraction, the numerator of which is the aggregate dollar amount payable in cash at the Closing to such Preferred Stockholder in exchange for all shares of Company Preferred Stock owned by such Preferred Stockholder pursuant to Section 1.3(b)(i) immediately prior to the Closing and as set forth on the Final Conversion Schedule and the denominator of which is the aggregate dollar amount to be payable in cash at the Closing in respect of all shares of Company Preferred Stock owned by all Preferred Stockholders pursuant to Section 1.3(b)(i).
     “Proposed Closing Balance Sheet” has the meaning set forth in Section 1.4(b).

     “Proposed Working Capital Value” has the meaning set forth in Section 1.4(b).
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 7.3(a).
     “Purchase Promissory Note” means that certain promissory noted, dated April 1, 2011, by and between the Company and Purchaser in the principal amount of $100,000.00.
     “Security Agreement” means that certain First Amended and Restated Security Agreement, dated as of February 14, 2011, executed by the Company in favor of the Collateral Agent (as defined therein) on behalf of Hummer Winblad Venture Partners V, L.P. and Leapfrog Ventures II, L.P., a true and correct copy of which has been provided to Purchaser.
     “Seller Indemnified Parties” has the meaning set forth in Section 7.3(c).
     “Share Purchase” has the meaning set forth in the Recitals.
     “Shares” has the meaning set forth in the Recitals.
     “Software” means all software (other than Commodity Software), documentation and content developed, licensed, or used by or for the Company, in any form (including, but not limited to, all software programs, objects, APIs, widgets, modules, routines, algorithms and code, in source code, object code, and other form), and includes, without limitation, (i) all past and current versions and releases, all work-in-process, and developed but unreleased code, and all versions or releases under development as of the Closing Date including any improvements, updates, patches and enhancements; (ii) any other software owned or licensed by the Company that is, has been, or is intended to be used by the Company in connection with its business and/or the development, utilization, or support of the software described in this paragraph; and (iii) all derivative works of any of the software described in this paragraph.
     “Specified Representations” has the meaning set forth in Section 7.2.
     “Stockholders’ Agent” has the meaning set forth in the Preamble.
     “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.
     “Survival Period” has the meaning set forth in Section 7.2.
     “Tax” or “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; (iv) customs duties, tariffs and similar charges and (v) obligations pursuant to laws of escheat or unclaimed or abandoned property, in the case of each of the foregoing clause (i) through (v), whether imposed directly or through withholding and including any interest, additions to tax, or penalties applicable thereto.
     “Tax Arbitrator” has the meaning set forth in Section 5.5(d).

     “Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.
     “Tax Claim” has the meaning set forth in Section 5.5(b).
     “Tax Return” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.
     “Transitional Payment Agreements” has the meaning set forth in Section 6.2(e).
     “Third Party Claims” has the meaning set forth in Section 7.5(b).
     “Websites” has the meaning set forth in Section 2.9(l).
     “Working Capital” means the difference between the Company’s assets and liabilities as set forth on the Estimated Closing Balance Sheet or the Proposed Closing Balance Sheet, as the case may be.
     Working Capital Adjustment Consideration has the meaning set forth in Section 1.4(e).

Exhibit B-1
Form of Employment Agreement
Exhibit B-2
Form of Transitional Payment Agreement
Exhibit C
Form of FIRPTA Certificate
Exhibit D
Form of Escrow Agreement
Exhibit E
Form of Proprietary Information and Inventions Assignment Agreement
Exhibit F
Form of Company Legal Opinion
Schedule 1-A
List of Company Stockholders
Schedule 1-B
List of Key Employees
Schedule 1.4(a)
Estimated Closing Balance Sheet
Schedule 1.5(b)
Final Conversion Schedule
Schedule 5.6
Company Fees and Expenses